Exhibit 99.5

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO STOCKHOLDERS OF

HOWARD BANCORP, INC.

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,

ON [expiration date], UNLESS EXTENDED.

____________, 2012

To: Brokers, Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to brokers, securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Howard Bancorp, Inc. (“Howard Bancorp”) of shares of Common Stock (as such term is defined below), pursuant to non- transferable subscription rights (the “Subscription Rights”) distributed to all holders of record (the “Recordholders”) of shares of Howard Bancorp common stock, par value $1.00 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on February 27, 2012 (the “Record Date”). The Subscription Rights and Common Stock are described in Howard Bancorp’s offering prospectus dated _________ __, 2012 (the “Prospectus”).

In the Rights Offering, Howard Bancorp is offering an aggregate of 1,150,891 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on [expiration date] (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., Eastern Time, on the Record Date. Each Subscription Right will allow the holder thereof to subscribe for 0.4359 share of Common Stock (the “Basic Subscription Right”) at the cash price of $7.30 per full share (the “Subscription Price”). For example, if a Recordholder owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, it would receive 100 Subscription Rights and would have the right to purchase 43.59 shares of Common Stock (rounded to 43 shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Right, it may also exercise an over-subscription option (the “Over-Subscription Option”) to subscribe for a portion of any shares of our Common Stock that are not purchased by our stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to Howard Bancorp’s acceptance of such subscription in its sole discretion, availability, and the limitations and the allocation process more fully described in the Prospectus.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Option. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of shares it purchases pursuant to the Recordholder’s Over-Subscription Option, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock that may be available to the Recordholder, assuming that no stockholders, other than such Recordholder, purchase any shares of Common Stock pursuant to their Basic Subscription Right. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Option will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

Howard Bancorp can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock for which the Recordholder’s subscribes pursuant to the exercise of its Over-Subscription Option in full at the expiration of the Rights Offering. Howard Bancorp will not be able to satisfy a Recordholder’s exercise of the Over-Subscription Option if all of the stockholders exercise their Basic Subscription Rights in full, and we will only accept a subscription pursuant to the exercise of an Over-Subscription Option to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights, in any case subject to Howard Bancorp’s acceptance of the subscription.

•	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares allocated to a Recordholder pursuant to the Over-Subscription Option is less than the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Option, the Recordholder will be allocated a maximum of only the number of Unsubscribed Shares available to it as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable but in any case within 90 days of the payment date.

•	To the extent the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Option is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Over-Subscription Option, such Recordholder will be allocated, to the extent the subscription pursuant to the exercise of the Over-Subscription Option is accepted, the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Option.

The Rights will be evidenced by a non-transferable Subscription Rights certificate (the “Rights Certificate”) registered in the Recordholder’s name or its nominee.

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Howard Bancorp or the Subscription Agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions as to the use of Howard Bancorp Rights Certificates;

3. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instructions;

4. Beneficial Owner Election Form;

5. Nominee Holder Certification;

6. Notice of Important Tax Information; and

7. A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Option, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time, unless the guarantee delivery procedures described in the Prospectus are followed in lieu of delivery of a Rights Certificate prior to the Expiration Time. A Recordholder cannot revoke the exercise of its Subscription Rights. Subscription Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained by contacting our subscription agent, Registrar and Transfer Company at (800) 368-5948 (toll free) or via e-mail at info@rtco.com. Any questions or requests for assistance concerning the rights offering should be directed to Registrar and Transfer Company. General questions about the rights offering may also be directed to me or George C. Coffman, Howard Bancorp’s Chief Financial Officer, at (410) 750-0020.

Sincerely,

HOWARD BANCORP, INC.

By:
Mary Ann Scully
President and Chief Executive Officer

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF HOWARD BANCORP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.